EXHIBIT 3.152
ARTICLES OF ORGANIZATION FOR
SAMSON PROPERTIES, LLC,
A FLORIDA LIMITED LIABILITY COMPANY
ARTICLE I
NAME
     The name of the Limited Liability Company is SAMSON PROPERTIES, LLC.
ARTICLE II
ADDRESS
     The mailing address and street address of the principal office of the Limited Liability Company is 152 Lincoln Avenue, Winter Park, Florida 32789.
ARTICLE III
DURATION
     The period of duration for the Limited Liability Company shall be perpetual.
ARTICLE IV
MANAGEMENT
     The Limited Liability company is to be managed by its managing member, and the name and address of the managing member is:

Alan Cohen	1152 Lincoln Avenue
Winter Park, Florida 32789
ARTICLE V
INITIAL REGISTERED OFFICE AND AGENT
     The address of the initial Registered Office of the Limited Liability Company is 280 West Canton Avenue, Suite 410, Winter Park, Florida 32789 and the initial Registered Agent at such address is Pohl & Short, P.A.

     IN WITNESS WHEREOF, the undersigned managing member affirms that, under penalties of perjury, the facts stated herein are true, and the undersigned managing member has executed these Articles of Organization this 7 day of June, 2000.

/s/ Alan Cohen
Alan Cohen, Managing Member of
Samson Properties LLC

ACCEPTANCE OF APPOINTMENT
BY INITIAL REGISTERED AGENT
     THE UNDERSIGNED, a Florida professional service corporation having been named in Article V of the foregoing Articles of Organization as initial Registered Agent at the office designated therein, hereby accepts such appointment and agrees to act in such capacity. The undersigned hereby states that it is familiar with, and hereby accepts, the obligations set forth in Section 608.407, Florida Statutes, and the undersigned will further comply with any other provisions of law made applicable to it as Registered Agent of the limited liability company.
     DATED this 9th day of June, 2000.

Pohl & Short, P.A.
/s/ Frank L. Pohl
Frank L. Pohl, President

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